Exhibit 5.3

May 20, 2014

Spirit Realty Capital, Inc.

16767 North Perimeter Drive

Suite 210

Scottsdale, Arizona 85260

Re:	Spirit Realty Capital, Inc., a Maryland corporation (the “Company”) – (i) Issuance and sale of up to $402,500,000 aggregate principal amount of 2.875% Convertible Senior Notes due 2019 of the Company (the “2019 Notes”), and (ii) issuance and sale of up to $345,000,000 aggregate principal amount of 3.75% Convertible Senior Notes due 2021 of the Company (the “2021 Notes” and together with the 2019 Notes, collectively, the “Notes”), in each case pursuant to a Registration Statement on Form S-3 (Registration No. 333-192237) originally filed with the U.S. Securities and Exchange Commission (the “Commission”) on or about November 8, 2013, as amended by Post-Effective Amendment No. 1 filed with the Commission on or about May 13, 2014 (the “Registration Statement”), which Notes may be convertible into a total of up to 69,925,113 shares (the “Conversion Shares”) of common stock, par value $0.01 per share (“Common Stock”), of the Company in accordance with, and subject to, the terms and conditions of the Notes and the Indenture (as defined herein)

Ladies and Gentlemen:

We have acted as Maryland corporate counsel to the Company in connection with the registration of the Notes and the Conversion Shares under the Securities Act of 1933, as amended (the “Act”), by the Company under the Registration Statement. You have requested our opinion with respect to the matters set forth below.

In our capacity as Maryland corporate counsel to the Company and for the purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

i.	the corporate charter of the Company (the “Charter”) represented by Articles of Restatement filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”) on August 21, 2013 and Articles of Amendment filed with the SDAT on May 13, 2014;

ATLANTA   |   BALTIMORE   |   BETHESDA   |   DENVER   |   LAS VEGAS   |   LOS ANGELES   |   NEW JERSEY   |   NEW YORK   |   PHILADELPHIA   |   PHOENIX   |   SALT LAKE CITY   |   SAN DIEGO   |   WASHINGTON, DC   |   WILMINGTON   |   WWW.BALLARDSPAHR.COM

BALLARD SPAHR LLP

Spirit Realty Capital, Inc.

May 20, 2014

ii.	the Second Amended and Restated Bylaws of the Company, dated as of July 17, 2013 (the “Bylaws”);

iii.	resolutions adopted by the Board of Directors of the Company (the “Board”), or a duly authorized committee thereof, on or as of May 13, 2014 and May 14, 2014 (collectively, the “Directors’ Resolutions”);

iv.	the Registration Statement and the final prospectus supplement dated May 14, 2014, and the final base prospectus dated May 13, 2014;

v.	a status certificate of the Department, dated as of a recent date, to the effect that the Company is duly incorporated and existing under the laws of the State of Maryland and is duly authorized to transact business in the State of Maryland;

vi.	a fully executed counterpart of the global note, dated May 20, 2014, registered in the name of The Depository Trust Company’s nominee Cede & Co., representing the 2019 Notes, and a fully executed counterpart of the global note, dated May 20, 2014, registered in the name of The Depository Trust Company’s nominee Cede & Co., representing the 2021 Notes (collectively, the “Global Notes”);

vii.	a fully executed counterpart of the Indenture, dated as of May 20, 2014, between the Company and Wilmington Trust, National Association, as Trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of May 20, 2014, between the Company and the Trustee, relating to the 2019 Notes and the Second Supplemental Indenture, dated as of May 20, 2014, between the Company and the Trustee, relating to the 2021 Notes (collectively, the “Indenture”);

viii.	a certificate of one or more officers of the Company, dated as of a recent date (the “Officers’ Certificate”), to the effect that, among other things, the Charter, the Bylaws and the Directors’ Resolutions are true, correct and complete and have not been rescinded or modified, and that the Charter, the Bylaws and the Directors’ Resolutions are in full force and effect, as of the date of the Officers’ Certificate, and certifying as to the manner of adoption of the Directors’ Resolutions, the authorization for issuance of the Notes and the Conversion Shares, and the form, approval, execution and delivery of the Global Notes and the Indenture; and

ix.	such other documents and matters as we have deemed necessary and appropriate to render the opinions set forth in this letter, subject to the limitations, assumptions, and qualifications noted below.

In reaching the opinions set forth below, we have assumed the following:

a.	each person executing any of the Documents on behalf of any party (other than the Company) is duly authorized to do so;

BALLARD SPAHR LLP

Spirit Realty Capital, Inc.

May 20, 2014

b.	each natural person executing any of the Documents is legally competent to do so;

c.	any of the Documents submitted to us as originals are authentic; the form and content of any Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such documents as executed and delivered; any of the Documents submitted to us as certified, facsimile or photostatic copies conform to the original document; all signatures on all of the Documents are genuine; all public records reviewed or relied upon by us or on our behalf are true and complete; there has been no modification of, or amendment to, any of the Documents, and there has been no waiver of any provision of any of the Documents by action or omission of the parties or otherwise;

d.	the Officers’ Certificate and all other certificates submitted to us are true and correct, both when made and as of the date hereof;

e.	the Notes will be issued under the Indenture and will be convertible into cash and/or the Conversion Shares subject to, and in accordance with, the terms of the Notes and the Indenture;

f.	the Notes will be issued in book entry form, represented by the Global Notes, and have been authenticated by the Trustee in accordance with and subject to the terms of the Indenture;

g.	neither the issuance and sale of the Notes pursuant to the Indenture and the Registration Statement or the issuance of the Conversion Shares upon the exercise of the conversion rights applicable to the Notes, nor the ownership of the Notes or the Conversion Shares by the recipients thereof, will violate any of the ownership or transfer restrictions or limitations contained in the Charter;

h.	any exercise of the conversion rights applicable to the Notes and any issuance or delivery of any Conversion Shares upon exercise of such conversion rights will be subject to, and in accordance with, the terms and conditions of the Notes and the Indenture;

i.	upon the issuance of the Conversions Shares subsequent to the date hereof, the total number of shares of Common Stock issued and outstanding on the date subsequent to the date hereof on which the Conversion Shares are issued will not exceed the total number of shares of Common Stock that the Company is authorized to issue under the Charter; and

j.	in no event will the aggregate principal amount of the 2019 Notes exceed $402,500,000, and in no event will the aggregate principal amount of the 2021 Notes exceed $345,000,000.

BALLARD SPAHR LLP

Spirit Realty Capital, Inc.

May 20, 2014

Based on our review of the foregoing and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:

1.	The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Maryland.

2.	The Company has the corporate power to create the obligations evidenced by the Notes.

3.	The issuance of the Notes pursuant to the Indenture has been duly authorized by all necessary corporate action on the part of the Company under the Charter and Bylaws and the Maryland General Corporation Law.

4.	The Conversion Shares have been duly authorized for issuance by the Company and, when issued and delivered upon conversion of the Notes subject to, and in accordance with, the terms of the Notes and the Indenture, will be duly authorized, validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention. We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.

We consent to the incorporation by reference of this opinion in the Registration Statement and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Shares. We also consent to the identification of our firm as Maryland counsel to the Company in the section of the Registration Statement entitled “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Ballard Spahr LLP